Exhibit 99.3

Medizone International Secures $10,000,000 Funding Commitment

SAN FRANCISCO, CA--(Marketwire - 11/18/10) - Medizone International, Inc. (OTC.BB:MZEI - News) (Pinksheets:MZEI - News) announced today that it has entered into a common stock purchase agreement establishing a $10,000,000 equity line with Mammoth Corporation of Lake Zurich, IL. The agreement is for a two-year term. Under the terms of the agreement, Mammoth will purchase the Company's common stock at a 25% discount to the average closing bid price over a five day pricing period, with the funds transfer for the stock purchase to be made to the Company within 24 hours following the last day of the pricing period. The maximum investment limit for any one draw down of the equity line is $500,000 and there cannot be more than two draw downs during any 30-day period. There are no options or warrants associated with this agreement. The Company determines when and how much of the investment commitment it wishes to utilize at any given time.

Edwin Marshall, CEO of Medizone, commented, "Previously, Medizone has traditionally been funded by private placements of restricted securities to accredited investors. Until now this has served the company well as we have managed to secure the revenues needed to move forward with our projects, without having to resort to toxic financing of any kind that would cripple the company in the long term. Until we were approached by Mammoth Corporation, Medizone had never been offered a funding package by an institutional investor that we believed would truly enhance shareholder value and also ensure we had the funds available to increase our cash burn significantly when needed, which is exactly what is needed at this time in order to finalize our various research projects and enter into production with equipment suitable for a number of different market segments. We believe that this $10,000,000 funding commitment in the form of a straight stock purchase, without warrants, options, debt funding or other toxic aspects attached, is monumental for the company and will ensure that Medizone will have the necessary financial resources to substantially complete our research, licensing, final product refinement, and to initiate production and enter a number of markets with AsepticSure™ successfully. The financial capability and reserve created through this funding program should enhance shareholder value now and into the future while mitigating many risk factors otherwise associated with comparable financing transactions."

Brad Hare, President of Mammoth Corporation, added, "Ed and I were introduced by a trusted mutual business associate. When we realized what Medizone has achieved in the area of sterilization technology with the company's lead product AsepticSure™, it immediately became clear to me that this was a rare investment opportunity. In finalizing our due diligence, this commitment to Medizone became an easy decision. I am not only excited about the opportunity Mammoth Corporation has relative to the anticipated financial gain from our investment, it is also wonderful to invest in something so valuable and far reaching for the good of humanity."

Medizone International, Inc. is a research and development company engaged in developing its AsepticSure™ System to decontaminate and sterilize hospital surgical suites, emergency rooms, intensive care units, patient rooms, schools and other critical infrastructure. A government variant is being developed for bio-terrorism counter measures with additional variants for sports facilities and food processing applications.

This Press Release may contain certain forward looking statements that involve substantial risks and uncertainties, including, but not limited to, the results of ongoing clinical studies, economic conditions, product and technology development, production efficiencies, product demand, competitive products, competitive environment, successful testing and government regulatory issues, the financial requirements of the company to achieve its business objectives, and the need for possible additional funding. Additional risks are identified in the company's filings made with the Securities and Exchange Commission.